EXHIBIT 99.1

Quanex Corporation Quarterly Update -- Fiscal Second Quarter 2005

Expects Record Second Quarter Diluted EPS from Continuing Operations

HOUSTON, April 20, 2005 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the Vehicular Products and Building Products markets, announced today that it expects to report record fiscal second quarter diluted earnings per share from continuing operations when results are announced on May 26, 2005. Diluted earnings per share from continuing operations are expected to be in the range of $1.80 to $1.85, compared to the $0.43 reported in the year ago quarter.

The Vehicular Products segment expects to report record second quarter net sales and operating income compared to the year ago quarter. Operating income for the segment is expected to be up significantly over the year ago quarter due to strong operating rates, moderating scrap costs and higher selling prices. Benefits from the integration of MACSTEEL Monroe were also significant. The segment's primary drivers are North American light vehicle builds and heavy duty truck builds.

The Building Products segment also expects to report record net sales and operating income for the second quarter compared to a year ago. Weather conditions adversely impacted its door and window components operations, but excellent market conditions in the aluminum sheet business and the addition of Mikron Industries (12/09/04) more than offset the impact. The segment's primary market drivers are housing starts and remodeling activity.

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2004, under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

CONTACT:
Quanex Corporation
Jeff Galow
  713-877-5327
Valerie Calvert
  713-877-5305